UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2006

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street
Sixteenth Floor
Cambridge, MA 02142

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 301-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On May 31, 2006, CombinatoRx, Incorporated (“CombinatoRx”) entered into a Research, Development and Commercialization Agreement with Cystic Fibrosis Foundation Therapeutics Incorporated (“CFFT”), the nonprofit drug discovery and development affiliate of the Cystic Fibrosis Foundation, to discover and develop novel therapeutics built from synergistic drug combinations to treat cystic fibrosis (“CF”). Under the terms of the agreement, CFFT has agreed to award CombinatoRx up to $13.8 million in research funding and expenses over time during the term of the research and development project and until the filing of an investigational new drug application for the first product candidate developed under the agreement. In addition, CFFT has agreed to fund up to 75% of the clinical development expenses incurred by CombinatoRx through a Phase 2a clinical trial of the first potential product candidate, provided both parties have agreed to commence clinical development of the product candidate. CombinatoRx retains worldwide commercialization rights for any product candidates discovered or developed under the agreement and CombinatoRx will own all new intellectual property and data generated by the research and development project. CombinatoRx is eligible to receive payments from CFFT upon successful completion of specified clinical and regulatory milestones for each product candidate developed under the agreement. CFFT will be eligible to receive variable royalties from CombinatoRx on the net sales of any approved products that are discovered under the agreement.

The agreement has no definite term, but the research and development project will terminate upon the earlier of the completion of one Phase 2a clinical trial of the first product candidate developed under the agreement and seven years after the initiation of research under the agreement. CombinatoRx’s royalty payment obligations to CFFT do not terminate, but its royalties in the field of cystic fibrosis and certain other pulmonary diseases may be reduced on a country-by-country basis upon the expiration of all valid patents covering a royalty bearing product under the agreement. The agreement may be terminated by either party upon an unremedied material breach. CFFT may terminate its funding of the research and development project upon 90-days’ notice only on each anniversary of the initiation of the research and development project and prior to the filing of an investigational new drug application with the FDA for the first product candidate discovered pursuant to the agreement. In addition, CFFT may terminate its funding of the research and development project if CombinatoRx fails to use commercially reasonable efforts directed toward the development and commercialization of product candidates to treat cystic fibrosis and certain other pulmonary diseases for a period of time (an “Interruption”), provided CombinatoRx is given a period of time to respond or accept such assertion and further disagreement may be resolved by arbitration. In the case of such termination, CFFT will be granted an exclusive license to the intellectual property for each product candidate or product selected for development to date pursuant to the agreement.

If CombinatoRx and CFFT agree to commence clinical development of a product candidate, until the earlier of the fifth anniversary of the termination of the agreement by CFFT for an Interruption, or the third anniversary of the FDA approval of a product developed under the agreement, all of CombinatoRx’s research, development and marketing efforts directed at the identification, development and commercialization of products that have as their principal mode of action the modulation of a specific protein related to cystic fibrosis will be under the agreement, provided, however, CombinatoRx may engage in such activity with a third party as long as CFFT is paid a royalty by CombinatoRx or the third party that is equal to the royalty payable under the agreement.

Item 9.01.              Financial Statements and Exhibits.

(c)   Exhibits

Exhibit No.	Description
10.1	Research, Development and Commercialization Agreement, dated May 31, 2006, between CombinatoRx, Incorporated and the Cystic Fibrosis Foundation Therapeutics Incorporated.*

*                   Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBINATORX, INCORPORATED

	By:	/s/ Robert Forrester
	Name:	Robert Forrester
	Title:	Executive Vice President and Chief Financial Officer

Dated: June 5, 2006

Index to Exhibits

Exhibit No.	Description
10.1	Research, Development and Commercialization Agreement, dated May 31, 2006, between CombinatoRx, Incorporated and the Cystic Fibrosis Foundation Therapeutics Incorporated.*

*                   Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.